Exhibit 99.1

IN THE UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

CASCAL N.V.,	)
)
Plaintiff,	)
)
v.	)
	)	Civil Action No. 10-cv-3613 (LAK)
SEMBCORP UTILITIES PTE LTD,	)
SEMBCORP INDUSTRIES LTD, BIWATER	)	ORDER TO SHOW CAUSE
INVESTMENTS LTD., and BIWATER	)	FOR PRELIMINARY INJUNCTION
HOLDINGS LIMITED,	)	AND TEMPORARY RESTRAINING
	)	ORDER
Defendants.	)
)
)

Upon the annexed declarations of Stephane Richer and Marc Greenwald, dated May 10, 2010, and upon the accompanying Complaint and Memorandum of Law in Support of Preliminary Injunction and Temporary Restraining Order, it is

ORDERED, that Defendants Sembcorp Utilities Pte Ltd and Sembcorp Industries Ltd (collectively the “Sembcorp Defendants”) show cause before this Court, in Courtroom             , United States Courthouse, 500 Pearl Street, in the City, County and State of New York, on May         , 2010, at             o’clock in the             noon thereof, or as soon thereafter as counsel may be heard, why an order should not be issued pursuant to Rule 65 of the Federal Rules of Civil Procedure enjoining the Sembcorp Defendants and their employees, agents, officers, directors, subsidiaries, affiliates, parents, and all other persons or entities within their control or supervision or acting in concert with them, during the pendency of this action, from (1) proceeding with a tender offer on shares in Plaintiff; or (2) using or disclosing Plaintiff’s confidential information in any manner beyond those expressly permitted by a letter agreement between Cascal N.V. and Biwater Plc dated November 9, 2009, and a nondisclosure agreement between Biwater Plc and Sembcorp Industries Ltd. dated November 9, 2009; and it is further

ORDERED that the Sembcorp Defendant’s opposition papers shall be filed no later than             on May             , 2010; and it is further

ORDERED that Plaintiff’s reply papers shall be filed no later than             on May         , 2010; and it is further

ORDERED that, sufficient reason having been shown therefor, pending the hearing of plaintiff’s application for a preliminary injunction, pursuant to Rule 65, Fed. R. Civ. P., the Sembcorp Defendants and their employees, agents, officers, directors, subsidiaries, affiliates, parents, and all other persons or entities within their control or supervision or acting in concert with them are hereby temporarily restrained and enjoined from (1) proceeding with a tender offer on shares in Plaintiff; or (2) using or disclosing Plaintiff’s confidential information in any manner beyond those expressly permitted by a letter agreement between Cascal N.V. and Biwater Plc dated November 9, 2009, and a nondisclosure agreement between Biwater Plc and Sembcorp Industries Ltd. dated November 9, 2009; and it is further

ORDERED that security in the amount of $            be posted by the plaintiff prior to May         , 2010, at             o’clock in the             noon of that day; and it is further

ORDERED that electroinc service of a copy of this Order together with all papers on which it is based upon the defendants or their counsel on or before             o’clock in the             noon, May         , 2010, shall be deemed good and sufficient service thereof.

DATED:	New York, New York

ISSUED:	M

/
United States District Judge